Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 30, 2018, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Collectors Universe, Inc. on Form 10-K for the year ended June 30, 2018. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Collectors Universe, Inc. on Forms S-8 (No. 333-222961 effective February 9, 2018; No. 333-193092 effective December 26, 2013;) and on Form S-3 (No. 333-177270 effective October 12, 2011).

/s/ GRANT THORNTON LLP

Newport Beach, California

August 30, 2018